Exhibit 10.2

January 3, 2018

Melissa Payner-Gregor

VIA HAND DELIVERY

Re: Employment Terms

Dear Melissa:

On behalf of Destination Maternity Corporation (the “Company”), I am pleased to confirm the Company’s employment of you as the interim Chief Executive Officer of the Company. This letter agreement (“Agreement”) memorializes the terms and conditions agreed to and shall become effective January 3, 2018 (the “Effective Date”). The terms and conditions of your employment with the Company following the Effective Date shall be as follows:

POSITION:	Interim Chief Executive Officer of the Company.

REPORTING:	Board of Directors of the Company (the “Board”).

DUTIES:	During your employment by the Company, you shall use your best efforts to serve the Company faithfully and shall devote your full time, attention, skill and efforts to the performance of the duties required as or appropriate for an interim Chief Executive Officer of the Company. You agree to assume such duties and responsibilities as may be customarily incident to such position and as may be reasonably and lawfully assigned to you from time to time by the Board.

Your employment will be on an at-will basis.

BASE SALARY:	Commencing with the Effective Date, you will be paid an annualized base salary of $620,000 (“Base Salary”), payable in accordance with the Company’s regular payroll practices in effect from time to time.

BONUS:	As interim Chief Executive Officer, you will not be eligible to participate in the Company’s Management Incentive Program or in any severance arrangement (other than as specifically described below), or receive any other incentive or executive perquisite not described in the Agreement, unless the Board (or a committee thereof), in its sole discretion, decides otherwise. Notwithstanding the foregoing, if you are still employed by the Company on June 30, 2018, or your employment has been sooner terminated by the Company, you shall receive a lump sum bonus payment of $50,000 (the “Bonus”) as soon as administratively feasible following June 30, 2018 or such earlier termination date.

EXPENSES:	The Company shall reimburse you for all reasonable and necessary business expenses incurred for the benefit of the Company during your period of interim service, including reimbursement of reasonable transportation and temporary living expenses incurred by you as a result of your commuting and/or temporary relocation during your period of interim service.

BENEFITS:	During employment, you will be eligible to participate in all medical and health plans or other employee welfare benefit plans that the Company provides to other senior executive officers, subject to the terms of those plans.

TERMINATION:	As stated above, you will be an “at-will” employee who can resign or terminate your employment with the Company at any time. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause any or advance notice.

SECTION 409A
COMPLIANCE:	Notwithstanding the other provisions hereof, this Agreement is intended to comply with or be exempt from the requirements of Section 409A, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with or be exempt from Section 409A, if necessary, any such provision shall be deemed amended to comply with Section 409A and regulations thereunder.

Notwithstanding anything to the contrary contained in this Agreement, all reimbursements and in-kind benefits provided hereunder shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during your lifetime, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year may not affect the expenses eligible for reimbursement, or in- kind benefits to be provided, in any other taxable year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

MISCELLANEOUS:	The Company will be entitled to withhold from any amounts to be paid or benefits provided to you hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold. The Company will be entitled to rely on the advice of counsel if any question as to the amount or requirement of any such withholding shall arise.

As a Company employee, you will be expected to abide by all Company rules and regulations.

Any notice, request, instruction or other document given under this Agreement shall be in writing and shall be addressed and delivered, in the case of the Company, to the Board at the principal office of the Company and, in your case, to your address as shown in the records of the Company or to such other address as may be designated in writing by either party.

This Agreement shall be exclusively governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law doctrine.

The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.

A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

This Agreement forms the complete statement of your employment terms with the Company, and supersedes any other agreements made to you by anyone, whether oral or written. This Agreement may not be amended or revised except by a writing signed by the parties.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

[Signature Page Follows]

If you are in agreement with the foregoing, please execute this Agreement at the signature line below and return an executed copy to my attention.

Very truly yours,

/s/ Ronald J. Masciantonio
Destination Maternity Corporation
Ronald J. Masciantonio
Executive Vice President &
Chief Administrative Officer

Accepted and agreed to by:

/s/ Melissa Payner-Gregor
Melissa Payner-Gregor

Date: January 3, 2018

4